Exhibit k.2
ADMINISTRATIVE SERVICES AGREEMENT
     AGREEMENT, dated as of ___, 2006, among, DWS Dreman Value Income Edge Fund, Inc., a Maryland corporation (the “Fund”), and Deutsche Investment Management Americas Inc., a Delaware corporation (the “Administrator“).
     WHEREAS, the Fund is engaged in business as a closed-end investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and
     WHEREAS, the Fund desires to retain the Administrator and its permitted designees to provide certain administrative and fund accounting (the “Services”) to the Fund on the terms set out in this Agreement, and the Administrator and its designees are willing to provide the Services to the Fund on the terms set out in this Agreement.
     NOW, THEREFORE, in consideration of the premises and the covenants contained in this Agreement, the Fund and the Administrator agree as follows:
     1. Appointment and Services.
     (a) The Fund appoints the Administrator to provide the administrative services set out in Appendix A to this Agreement (the “Administrative Services”) for the benefit of the Fund. The Administrator accepts its appointment and agrees to provide the Administrative Services for the compensation set forth in Appendix C to this Agreement.
     (b) The Fund appoints the Administrator to provide the fund accounting services set out in Appendix B to this Agreement (the “Fund Accounting Services”). The Administrator accepts its appointment and agrees to provide the Fund Accounting Services for the compensation set forth in Appendix C to this Agreement.
     2. Fees.
     (a) For all Administrative Services and Fund Accounting Services provided under this Agreement, the Administrator will be compensated as set out on Appendix C to this Agreement.
     (b) The Administrator may, from time to time, agree not to impose all or a portion of its fee otherwise payable under this Agreement and/or undertake to pay or reimburse the Fund for all or a portion of its expenses not otherwise required to be paid by or reimbursed by the Administrator. Unless otherwise agreed, any fee reduction or reimbursement undertaking may be discontinued or modified by the Administrator at any time. For the month and year in which this Agreement becomes effective or terminates, there will be an appropriate pro-ration of any fee based on the number of days that the Agreement is in effect during such month and year, respectively.

     3. Expenses.
     (a) Except as otherwise provided in this Agreement, the Administrator will pay all costs it incurs in connection with the performance of its duties under this Agreement. The Administrator will pay the compensation and expenses of all of its personnel and will make available, without expense to the Fund, the services of its officers and employees as may duly be elected officers or Directors of the Fund, subject to their individual consent to serve and to any limitations imposed by law.
     (b) The Administrator will not be required to pay any expenses of the Fund other than those specifically allocated to the Administrator in this Agreement. In particular, but without limiting the generality of the previous sentence, the Administrator, pursuant to this Agreement, will not be required to pay the following Fund expenses: (i) organization expenses of the Fund (including out-of-pocket expenses, but not including the Administrator’s overhead or employee costs); (ii) fees payable to the Fund’s investment adviser and to any other advisors or consultants of the Fund; (iii) except as otherwise agreed with the Board of Directors, fees and expenses incurred by the Fund in connection with membership in investment company organizations; (iv) payment for portfolio pricing or valuation services to pricing agents, accountants, bankers, and other specialists, if any; (v) outside legal, accounting or auditing expenses; (vi) interest, insurance premiums, taxes, or governmental fees; (vii) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund’s business; (viii) if applicable, the expenses of, and fees for, registering or qualifying shares of the Fund for sale and of maintaining the registration of the Fund; (ix) the compensation and all expenses (specifically including travel expenses relating to Fund business) of Directors, officers and employees of the Fund who are not affiliated persons of the Administrator; (x) expenses of printing, preparing, edgarizing, mailing and filing the Fund’s Prospectus (“Prospectus”) and Statement of Additional Information (“SAI”), any supplements thereto, and any other regulatory filings for the Fund; (xi) any direct charges to shareholders approved by the Board of Directors; (xii) costs of shareholders’ and other meetings; (xiii) costs in connection with the tabulation of proxies; (xiv) costs incurred in connection with registering with the Public Company Accounting Oversight Board; (xv) transfer agency and custodian expenses; and (xvi) record-keeping and record retrieval costs associated with compliance under the Investment Company Act.
     4. Delegation.
     (a) The Administrator, upon prior notice to the Fund and in compliance with applicable law, may delegate any of the Services, or adjust any prior delegation, to any other Person or Persons that the Administrator controls, is controlled by, or is under common control with, or to specified employees of any such Persons, to the extent permitted by applicable law.
     (b) Subject to prior approval of a majority of the members of the Fund’s Board of Directors, including a majority of the Directors who are not “interested persons,” and, to the extent required by applicable law, by the shareholders of the Fund, the Administrator may delegate or outsource any of the Services, or adjust any prior delegation or outsourcing, to any other Person or Persons unaffiliated with the Administrator or to specified employees of any such Persons, to the extent permitted by applicable law.
     (c) Notwithstanding any delegation under clauses (a) or (b) of this Section 4, the Administrator will continue to supervise the Persons or employees providing any such delegated Services and any such delegation will not relieve the Administrator of any of its obligations under this Agreement.
     5. Indemnification.
     (a) The Administrator will exercise reasonable care and diligence in the performance of its duties under this Agreement.
     (b) As an inducement to the Administrator undertaking to provide services to the Fund pursuant to this Agreement, the Fund agrees that the Administrator will not be liable under this Agreement for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, provided that nothing in this Agreement will be deemed to protect or purport to protect the Administrator against any liability to the Fund or its shareholders to which the Administrator would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.
     (c) At any time, the Administrator may apply to any officer of the Fund for instructions and may consult with legal counsel for the Fund, at the expense of the Fund, with respect to any matter arising in connection with this Agreement; and it will not be liable for any action taken or omitted by it in good faith in reliance upon such instructions or upon the advice of such counsel. The Administrator is authorized to act on the orders, directions or instructions of such persons as the Board of Directors, from time to time, designates by resolution. The Administrator will be protected in acting upon any paper or document, including any orders, directions or instructions, reasonably believed by it to be genuine and to have been signed by the proper person or persons; and the Administrator will not be held to have notice of any change of authority of any person so authorized by the Fund until receipt of written notice from the Fund.
     (d) In carrying out the Fund Accounting Services under this Agreement, the Administrator will be entitled to receive, and may rely upon, information furnished it by means of Proper Instructions (as defined below), including, but not limited to: (i) the manner and amount of accrual of expenses to be recorded on the books of the Fund; (ii) the source of quotations to be used for securities as may not be available through the Administrator’s normal pricing services; (iii) the value to be assigned to any asset for which no price quotations are readily available; (iv) if applicable, the manner of computation of the public offering price and other computations as may be necessary; (v) transactions in portfolio securities; (vi) transactions in capital shares; and (vii) information received from any third party transfer agent of the Fund.

     “Proper Instructions” means any certificate, letter or other instrument or telephone call reasonably believed by the Administrator to be genuine and to have been properly made or signed by any authorized officer of the Fund or person reasonably believed by the Administrator as being authorized by the Board of Directors of the Fund. Proper Instructions may include communications effected directly between electro-mechanical or electronic devices as, from time to time, agreed to by an authorized officer of the Fund and the Administrator.
     6. Term and Termination.
     (a) This Agreement will remain in force until September 30, 2008 and continue in force from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Directors who are not parties to this Agreement or “interested persons” of any party to this Agreement.
     (b) This Agreement will automatically terminate in the event of its assignment. Either party to this Agreement may terminate this Agreement or any Service under this Agreement without penalty by an instrument in writing delivered or mailed to the other party. The Fund may effect a termination under this Agreement by a vote of (i) a majority of the Directors of the Fund who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of this Agreement or in any other agreement related to this Agreement; or (ii) a majority of the outstanding voting securities of the Fund. Any termination under this Section will take effect not sooner than sixty (60) days after the date of delivery or mailing of such notice of termination, unless the Fund terminates this Agreement or Service under this Agreement due to a material failure of the Administrator to fulfill its obligations under this Agreement or with respect to the Service, in which case, the termination will take effect immediately. Upon termination, the Administrator (or any designee of the Administrator) will turn over to the Fund or its designee, and cease to be obligated to retain in the Administrator’s files, any and all records pertaining to the terminated Services under this Agreement; provided, however, the Administrator (or its designee) in its discretion may make and retain copies of any and all such records and documents that it determines appropriate or for its protection.
     7. Amendment. This Agreement, including any Appendix to this Agreement, may be amended, at any time, by mutual agreement of the parties.
     8. Services Not Exclusive. The Administrator’s services pursuant to this Agreement are not exclusive, and it is understood that the Administrator may perform similar services for other Persons. In acting under this Agreement, the Administrator will be an independent contractor and not an agent of the Fund. The Administrator and its affiliates, by separate agreement with the Fund, may also serve the Fund in other capacities.
     9. Other Interests. It is understood that the Directors and officers of the Fund and the shareholders of the Fund are or may be or become interested in the Administrator or its affiliates as directors, officers, employees, shareholders or otherwise and that directors, officers, employees and shareholders of the Administrator and its affiliates are or may be or become similarly interested in the Fund, and that the Administrator and its affiliates may be or become interested in the Fund as shareholder or otherwise. It is also understood that directors, officers, employees and shareholders of the Administrator and its affiliates may be or become interested (as directors, officers, employees, shareholders or otherwise) in other companies or entities (including, but not limited to, other investment companies) controlling, controlled by or under common control with the Administrator, its affiliates or subsidiaries or which the Administrator, its affiliates or subsidiaries may, in the future, organize, sponsor or acquire, or with which they may merge or consolidate.
     10. Limited Recourse. The Administrator hereby agrees that the obligations assumed by the Fund pursuant to this Agreement will be limited, in all cases, to the Fund and its assets, and it will not seek satisfaction of any such obligation from the shareholders of the Fund or from any Director, officer, employee or agent of the Fund. To the extent applicable, with respect to any claim by the Administrator for recovery of that portion of any fees or reimbursable expenses (or any other liability of the Fund arising under this Agreement) related to a particular class of shares of the Fund, whether in accordance with the express terms of this Agreement or otherwise, the Administrator will have recourse solely against the assets of that class to satisfy the claim and will have no recourse against the assets of any other class of shares of the Fund.
     11. Internal Controls. The Administrator will maintain sufficient policies and procedures to reasonably ensure its ability to perform the services under this Agreement and will monitor compliance with its policies and procedures.
     12. Miscellaneous.
     (a) The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
     (b) In interpreting the provisions of this Agreement, the definitions under the Investment Company Act (particularly the definitions of “interested person,” “affiliated person,” “assignment” and “majority of the outstanding voting securities”) will be applied, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation, or order.
     (c) In connection with the operation of this Agreement, the Fund and the Administrator may agree, from time to time, on interpretations of, or in addition to, the provisions of this Agreement, as in their joint opinions may be consistent with this Agreement. Any such interpretive or additional provisions will be in writing, signed by both parties and annexed, but no such provisions will be deemed to be an amendment of this Agreement.
     (d) If the Administrator is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement by reason of fire, flood, storm, strike, lockout or other labor trouble, riot, war, rebellion, accidents, acts of God, acts of terrorism, equipment, utility or transmission failure or damage, and/or any other cause or casualty beyond the reasonable control of the Administrator, whether similar to the foregoing matters or not, then, upon written notice to the Fund, the requirements of this Agreement that are affected by such disability, to the extent so affected, will be suspended during the period of such disability; provided, however, that the Administrator will make reasonable effort to remove such disability as soon as possible.
     (e) This Agreement will be governed and construed in accordance with the laws of The State of Maryland applicable to agreements made and to be performed entirely in that jurisdiction, without regard to that jurisdiction’s conflict of laws provisions, provided that nothing in this Agreement will be construed in a manner inconsistent with the Investment Company Act, or in a manner that would cause the Fund to fail to comply with the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended.
     (f) This Agreement constitutes the entire agreement between the parties concerning the subject matter, and supersedes any and all prior understandings.
     (g) If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder will not be affected.
     (h) Any notice required under this Agreement will be sufficiently given when delivered or mailed to the other party at the address of such party set out below or to such other persons or at such address as such party may, from time to time, specify in writing to the other party.

If to Fund:	DWS Dreman Value Income Edge Fund, Inc.
c/o John Millette
345 Park Avenue, 27th Floor
New York, NY 10154

If to Administrator:	Deutsche Investment Management Americas Inc.
c/o Michael Colon
345 Park Avenue, 27th Floor
New York, NY 10154
     (i) Except as otherwise provided in this Agreement or as required by law, the Administrator will keep confidential all records of and information in its possession relating to the Fund and or its shareholders or shareholder accounts and will not disseminate those records and information, except at the request of, or with the consent of, the Fund.

IN WITNESS WHEREOF, the Fund and the Administrator have caused this Agreement to be executed as of the day and year first above written.

DWS DREMAN VALUE INCOME EDGE FUND, INC.
By:
	Name:	John Millette
	Title:	Secretary

DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.
By:
	Name:	Michael Colon
	Title:	Chief Operating Officer

APPENDIX A
Administrative Services
Subject to the oversight and control of the Directors of the Fund, the Administrator will manage, supervise and conduct all business and affairs of the Fund in connection with its operation as a closed-end fund, other than those governed by the Investment Management Agreement or otherwise provided by other parties, including without limitation:
     1. provide the Fund with personnel as are reasonably necessary to perform the Services;
     2. arrange for the preparation and filing for the Fund of all required tax returns;
     3. (a) prepare and submit reports and meeting materials to the Board of Directors and to existing shareholders; and (b) prepare and file any required reports or other documents with the Securities and Exchange Commission and other regulatory and self-regulatory authorities, including, but not limited to, preliminary and definitive proxy materials, semi-annual reports on Form N-SAR and Form N-CSR, and Form N-Q;
     4. maintain all of the Fund’s records as required by the Investment Company Act, except for those records to be maintained by the investment adviser under the Investment Management Agreement or by another party under any other agreement with the Fund;
     5. provide the Fund with adequate office space and all necessary office equipment and services, including, but not limited to, telephone service, heat, utilities, stationary supplies and similar items;
     6. supervise, negotiate contractual arrangements with (to the extent appropriate), and monitor the performance of third party accounting agents, custodians, depositories, transfer agents, pricing agents, independent accountants and auditors, attorneys, printers, insurers and other persons in any capacity deemed to be necessary or desirable to Fund or Fund operations;
     7. oversee the tabulation of proxies;
     8. monitor the valuation of portfolio securities and monitor compliance with Board-approved valuation procedures;
     9. assist in establishing the accounting and tax policies of the Fund;
     10. assist in the resolution of accounting issues that may arise with respect to the Fund’s operations and consulting with the Fund’s independent accountants, legal counsel and the Fund’s other agents as necessary in connection therewith;
     11. establish and monitor the Fund’s operating expense budgets;

     12. review the Fund’s bills and process the payment of bills that have been approved by an authorized person of the Fund;
     13. assist the Fund in determining the amount of dividends and distributions available to be paid by the Fund to its shareholders, preparing and arranging for the printing of dividend notices to shareholders, and providing the transfer agent and the custodian with the information that is required for those parties to effect the payment of dividends and distributions;
     14. provide to the Fund’s Board of Directors periodic and special reports as the Board may reasonably request, including, but not limited to, reports concerning the services of the administrator, custodian, shareholder service and transfer agents;
     15. provide assistance with investor and public relations matters; and
     16. otherwise assist the Fund, as it may reasonably request, in the conduct of the Fund’s business.

APPENDIX B
Fund Accounting Services
Subject to the general supervision of the Board of Directors of the Fund, the Administrator will provide the following fund accounting services to the Fund:
     1. Maintain and preserve all accounts, books, financial records and other documents as are required of the Fund under Section 31 of the Investment Company Act and Rules 31a-1, 31a-2 and 31a-3 under the Investment Company Act, applicable federal and state laws, and any other law or administrative rules or procedures that may be applicable to the Fund, other than (a) those accounts, books and financial records required to be maintained by the Fund’s custodian, or (b) transfer agent and/or books and records maintained by all other service providers necessary for the Fund to conduct its business as a registered closed-end management investment company. All such books and records shall be the property of the Fund and will, at all times, during regular business hours be open for inspection by, and will be surrendered promptly upon request of, duly authorized officers of the Fund. All such books and records will, at all times, during regular business hours be open for inspection, upon request of duly authorized officers of the Fund, by employees or agents of the Fund and employees and agents of the SEC.
     2. Record the current day’s trading activity and other proper bookkeeping entries as are necessary for determining that day’s net asset value and net income.
     3. Maintain records in accordance with generally accepted accounting principles to the extent required under applicable law.
     4. Calculate performance for the Fund, including the total return yield, the SEC yield, and the distribution yield, as applicable.
     5. Render statements or copies of records as, from time to time, are reasonably requested by the Fund.
     6. Facilitate audits of accounts by the Fund’s independent public accountants or by any other auditors employed or engaged by the Fund or by any regulatory body with jurisdiction over the Fund.
     7. Compute the Fund’s net asset value per share, and, if applicable, its public offering price and/or its dividend rates, in accordance with this Agreement and notify the Fund and any other persons as the Fund may reasonably request of the net asset value per share, the public offering price and/or its dividend rates. In connection with the computation:
(i) The Administrator will compute the Fund’s net asset value, including net income, in a manner consistent with the specific provisions of the Registration Statement or, upon written notice to the Administrator, in such other manner as the Board of Directors may determine in accordance with applicable law. The computation will be made as of the time or times specified in the Fund’s Registration Statement or, upon written notice to the Administrator, as of such other time or times as the Board of Directors may determine in accordance with applicable law.
(ii) The Administrator will compute dividend rates in accordance with the methodology set out in the Fund’s Registration Statement or, upon written notice to the Administrator, in accordance with such other methodology as the Board of Directors may determine in accordance with applicable law.
(iii) For purposes of valuing the securities of the Fund, securities will be valued in accordance with (a) the Fund’s Registration Statement; (b) the resolutions of the Board of Directors of the Fund at the time in force and applicable, as they may from time to time be delivered to the Administrator, and (c) Proper Instructions from the officers of the Fund or other persons as are, from time to time, authorized by the Board of Directors of the Fund to give instructions with respect to computation and determination of the net asset value. The Administrator may use one or more external pricing services, including broker-dealers, provided that an appropriate officer of the Fund will have approved such use in advance.

APPENDIX C
Administrative Services and Fund Accounting Services Fee Schedule
The Fund will pay the Administrator in United States Dollars following the last day of each month the unpaid balance of a fee equal to the sum of all the daily management accruals from the previous month. The daily management accrual is calculated on a daily basis by multiplying the Fund’s prior day’s Managed Assets by 0.10% and dividing that product by the number of days in that year. “Managed Assets” means the Fund’s average daily total assets, including the assets attributable to leverage, minus liabilities (other than debt representing financial leverage). The Administrator will be entitled to receive during any month such interim payments of its fee under this Agreement as it will request, provided that no such payment will exceed 75% of the amount of its fee then accrued on the books of the Fund and unpaid.